Exhibit 99.1

NEWS RELEASE

Contact: James W. Kelly	48 South Service Road
Melville, NY 11747
(631) 465-3600

PARK ELECTROCHEMICAL CORP.  REPORTS THIRD QUARTER RESULTS

Melville, New York, December 19, 2007…..Park Electrochemical Corp. (NYSE-PKE) reported sales of $63,653,000 for its 2008 fiscal year third quarter ended November 25, 2007 compared to sales of $68,195,000 for the third quarter of last year.  Park’s sales for the first nine months were $181,271,000 compared to sales of $197,551,000 for last year’s first nine months.

Park reported net earnings of $8,777,000 for the third quarter ended November 25, 2007 compared to net earnings of $9,529,000 for the third quarter of last year.  As previously reported, during this year’s third quarter, the Company incurred approximately $500,000 in out-of-pocket expenses relating to the Company’s due diligence efforts in preparation for its participation in the bidding for certain of the assets and business of Columbia Aircraft Manufacturing Corporation.

For the nine-month period ended November 25, 2007, Park reported net earnings of $25,348,000 compared to net earnings before special items of $26,893,000 for last year’s nine-month period.  During last year’s second quarter, the Company recorded a pre-tax charge of $1,316,000 in connection with the termination of an insurance arrangement and recognized a tax benefit of $499,000 relating to the insurance termination charge, a tax benefit of $3,500,000 relating to the elimination of valuation allowances and a tax benefit of $1,391,000 relating to the elimination of reserves no longer required.  Park recorded no special items during the nine-month period ended November 25, 2007.  Accordingly, net earnings were $25,348,000 for the nine-month period ended November 25, 2007 compared to net earnings of $30,967,000 for last year’s first nine-months.

Park reported diluted earnings per share of $.43 and $1.25, respectively, for the third quarter and nine-month period ended November 25, 2007 compared to diluted earnings per share before special items of $.47 and $1.32 for last year’s third quarter and first nine-month period and compared to diluted earnings per share after special items of $.47 and $1.52, respectively, for last year’s third quarter and first nine-month period.  The effective tax rate for the third quarter ended November 25, 2007 was 25.0% compared to a rate of 23.0% for last year’s third quarter.

The Company will conduct a conference call to discuss its financial results at 11:00 a.m. EST today.  Forward-looking and other material information may be discussed in this conference call.  The conference call dial-in number is (800) 817-8869

For those unable to listen to the call live, a conference call replay will be available from approximately 2:00 p.m. EST today through 11:59 p.m. EST on Sunday, December 23, 2007.  The conference call replay can be accessed by dialing (888) 203-1112 and entering passcode 4892140 or on the Company’s web site at www.parkelectro.com/investor/investor.html.

Any additional material financial or statistical data disclosed in the conference call will also be available at the time of the conference call on the Company’s web site at www.parkelectro.com/investor/investor.html.

Park Electrochemical Corp. is a global advanced materials company which develops and manufactures high-technology digital and RF/microwave printed circuit materials (the Nelco® product line) and advanced composite materials (the NelcoteTM product line) principally for the telecommunications and internet infrastructure, high-end computing and aerospace markets.  Park focuses on the general aviation aircraft segment of the aerospace industry.  Park’s core capabilities are in the areas of polymer chemistry formulation and coating technology.  The Company’s manufacturing facilities are located in Singapore, China, France, Connecticut, New York, Arizona and California.  In addition, the Company is in the process of constructing a new development and manufacturing facility in Newton, Kansas.

Additional corporate information is available on the Company’s web site at www.parkelectro.com.

The performance table (in thousands, except per share amounts–unaudited):

	13 weeks Ended		39 weeks Ended

	11/25/07	11/26/06	11/25/07	11/26/06

Sales	$63,653	$68,195	$181,271	$197,551
Net Earnings before Special Items	$8,777	$9,529	$25,348	$26,893
Special Items	—	—	—	4,074

Net Earnings	$8,777	$9,529	$25,348	$30,967
Basic and Diluted Earnings per Share:
Basic Earnings before Special items	$0.43	$0.47	$1.25	$1.34
Special Items	—	—	—	0.20

Basic Earnings per Share	$0.43	$0.47	$1.25	$1.54
Diluted Earnings before Special Items	$0.43	$0.47	$1.25	$1.32
Special Items	—	—	—	0.20

Diluted Earnings per Share	$0.43	$0.47	$1.25	$1.52
Weighted Average Shares Outstanding:
Basic	20,340	20,189	20,290	20,169
Diluted	20,452	20,332	20,364	20,328

The comparative balance sheets (in thousands):

	11/25/07	2/25/07

	(unaudited)
Assets
Current Assets
Cash and Marketable Securities	$202,187	$208,775
Accounts Receivable, Net	40,550	39,418
Inventories	14,729	15,090
Other Current Assets	5,519	3,049

Total Current Assets	262,985	266,332
Fixed Assets, Net	49,318	49,895
Other Assets	5,820	5,695

Total Assets	$318,123	$321,922

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts Payable	$13,538	$13,589
Accrued Liabilities	14,968	13,058
Income Taxes Payable	1,784	2,354

Total Current Liabilities	30,290	29,001
Deferred Income Taxes	4,605	4,294
Other Liabilities	6,518	7,279
Liabilities from Discontinued Operations	17,181	17,181

Total Liabilities	58,594	57,755
Stockholders’ Equity	259,529	264,167

Total Liabilities and Stockholders’ Equity	$318,123	$321,922

Equity Per Share	$12.76	$13.08

Detailed operating information (in thousands - unaudited):

	13 Weeks Ended		39 Weeks Ended

	11/25/07	11/26/06	11/25/07	11/26/06

Net Sales	$63,653	$68,195	$181,271	$197,551
Cost of Sales	47,577	50,954	134,651	147,903
%	74.7%	74.7%	74.3%	74.9%
Gross Profit	16,076	17,241	46,620	49,648
%	25.3%	25.3%	25.7%	25.1%
Selling, General and Administrative Expenses	6,580	6,744	19,803	20,341
%	10.4%	9.9%	10.9%	10.3%
Earnings from Operations	9,496	10,497	26,817	29,307
%	14.9%	15.4%	14.8%	14.8%
Other Income	2,206	1,871	6,980	5,612
%	3.5%	2.7%	3.9%	2.8%
Earnings Before Income Taxes	11,702	12,368	33,797	34,919
%	18.4%	18.1%	18.6%	17.7%
Income Tax Provision	2,925	2,839	8,449	8,026
Effective Tax Rate	25.0%	23.0%	25.0%	23.0%
Net Earnings before Special Items	8,777	9,529	25,348	26,893
%	13.8%	14.0%	14.0%	13.6%
Special Items:
Insurance Arrangement Termination Charge	—	—	—	1,316
%	—	—	—	0.7%
Income Tax Provision (Benefit)	—	—	—	(5,390)
Effective Tax Rate	—	—	—	(15.4)%
After-Tax Special Items	—	—	—	4,074
%	—	—	—	2.1%
After Special Items:
Earnings before Income Taxes	11,702	12,368	33,797	33,603
%	18.4%	18.1%	18.6%	17.0%
Income Tax Provision (Benefit)	2,925	2,839	8,449	2,636
Effective Tax Rate	25.0%	23.0%	25.0%	7.8%
Net Earnings	8,777	9,529	25,348	30,967
%	13.8%	14.0%	14.0%	15.7%

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